Exhibit 99.1

Contact:	John P. Funkhouser
President and Chief Executive Officer
or
Paul T. Storey
Chief Financial Officer
(919) 582-2600

COURT CONFIRMS PHARMANETICS’ ALLEGATION THAT AVENTIS

HAS ENGAGED IN FALSE ADVERTISING OF LOVENOX®

PharmaNetics Entitled to Jury Trial

Raleigh, NC (May 4, 2004) – PharmaNetics, Inc. (NASDAQ-SmallCap: PHAR) today announced that it has received a ruling from the United States District Court of the Eastern District of North Carolina.

In November 2003, PharmaNetics, Inc. filed a lawsuit in the United States District Court of the Eastern District of North Carolina against Aventis Pharmaceuticals, Inc., the wholly owned subsidiary of French pharmaceutical company, Aventis. The lawsuit alleges that Aventis has engaged in false and misleading advertising of its second largest drug, Lovenox. In addition to claims of false advertising, the PharmaNetics complaint includes allegations of tortious interference, fraud and breach of contract. As part of the lawsuit, PharmaNetics requested that the Court enter a preliminary injunction against Aventis to prevent Aventis from falsely advertising Lovenox.

In commenting on the Court’s ruling, John P. Funkhouser, president and chief executive officer of PharmaNetics, said, “While we are disappointed that the Court did not enjoin Aventis from falsely promoting Lovenox, we are gratified that the Court did find the cornerstone of Aventis’ Lovenox advertising message, that Lovenox is ‘therapeutic from dose one,’ to be literally false. We are also pleased that the Court denied Aventis’ attempt to keep the facts of this case from a jury. We will continue to seek justice for the harm we believe Aventis has inflicted upon PharmaNetics. PharmaNetics intends to continue its lawsuit against Aventis and will be requesting that the Court issue a date for the trial of this case as soon as possible.”

Funkhouser continued, “We believe Aventis anticipated the judge’s finding of fact that Aventis has engaged in false advertising by eliminating ‘therapeutic from dose one’ from its advertising while the case was pending. With the potential acquisition of Aventis by Sanofi, we hope that new management will review Aventis’ past practice of utilizing the same marketing messages for all medical indications. It is our opinion that use of Lovenox in cardiology should include patient monitoring as evidenced by the lack of physician acceptance in the cardiac catherization lab despite the drug’s recommended use by both the American College of Cardiology and the American Heart Association. In our opinion, the failure of Aventis’ SYNERGY trials to prove superiority over unfractionated heparin in the cardiac catherization lab may have been caused by physicians not knowing the anticoagulated state of patients on Lovenox without monitoring. Physicians may have erred on the side of caution by over-anticoagulating patients, which may explain the higher than anticipated bleeding rates. If the acquisition occurs, common sense needs to be applied if Sanofi hopes to expand Lovenox growth in cardiology and realize greater returns on its acquisition of this drug.”

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On March 22-24, 2004, the Court held a hearing on PharmaNetics’ motion for a preliminary injunction against Aventis. On April 29, 2004, Judge Louise W. Flanagan issued an order denying PharmaNetics’ request for a preliminary injunction, but in denying PharmaNetics’ motion, Judge Flanagan made a judicial determination that two of Aventis’ advertising claims regarding Lovenox were “literally false.” First, the Court found that Aventis’ claim that Lovenox “reaches therapeutic levels with  1/2 hour” of administration to be literally false. Second, the Court found literally false Aventis’ claim that Lovenox was “therapeutic from dose one.” Although Judge Flanagan did not grant PharmaNetics’ request for a preliminary injunction, one of the reasons cited by the Court for not enjoining these false advertising messages was that Aventis has discontinued using these false statements in its advertising. In particular, after PharmaNetics filed its false advertising lawsuit against Aventis in November 2003, almost immediately thereafter Aventis withdrew these statements from its advertising of Lovenox.

In addition, the Court found that certain disparaging statements made by Aventis representatives concerning PharmaNetics’ ENOX® Test Card were also literally false. However, rather than issue a preliminary injunction, the Court ultimately left this issue for the jury to decide. The Court also ruled on Aventis’ Motion for Summary Judgment in which Aventis essentially sought dismissal of PharmaNetics’ false advertising claims. In denying Aventis’ motion, Judge Flanagan noted that PharmaNetics had raised genuine issues of material fact concerning its claims against Aventis and, accordingly, the Judge ruled that the merits of this case should ultimately be evaluated by a jury. In order to prevail in a jury trial, PharmaNetics must prove a variety of factual issues as well as substantiate its calculation of damages.

PharmaNetics, Inc. conceived the term “theranostics,” defining an emerging field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company has developed, manufactured and marketed rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics tests are based on its proprietary, dry chemistry Thrombolytic Assessment System. Its principal target market is the management of powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as monitoring routine anticoagulants.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include risks related to market acceptance, clinical trials and dependence on third party distributors and collaborative partners, including, in particular with regard to the legal proceedings commenced against its development partner, Aventis Pharmaceuticals, which action includes without limitation the following specific risks: material monetary costs associated with the litigation, even if successful; uncertainty of obtaining a favorable outcome; the potentially significant harm to PharmaNetics’ business and financial condition and prospects if it is not successful in timely prosecuting the litigation; jeopardizing strategic relationships with other existing or potential collaborative partners; harmful delays in meeting sales objectives, even if the litigation is successful; and disruption of management time and resources to pursue the litigation. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.

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